EXHIBIT 10.7
Acknowledgement and Amendment of Employment Agreement
WHEREAS, the undersigned employee (the “Executive”) of Pride International, Inc. (the “Company”) and the Company are parties to that certain Amended and Restated Employment/Non-Competition/Confidentiality Agreement, effective as of December 31, 2008 (the “Employment Agreement”); and
WHEREAS, the Company desires to terminate the car allowance benefit recited in Section 3.04 of the Employment Agreement (the “Car Allowance”) in exchange for the Company’s agreement to reimburse the Executive for up to $10,000 per calendar year of expenses the Executive incurs related to tax, estate and/or financial advisory services (the “Financial Services”), subject to any conditions specified by the Compensation Committee of the Company’s Board of Directors, including, but not limited to, reimbursement in accordance with the requirements of Section 409A of the Internal Revenue Code; and
WHEREAS, the Executive agrees to the termination of the Car Allowance in exchange for the Financial Services benefit, subject to any conditions specified by the Compensation Committee of the Company’s Board of Directors; and
WHEREAS, pursuant to Section 6.09 of the Employment Agreement, no provision of the Employment Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.
NOW, THEREFORE, in consideration of the premises herein and the consideration recited above, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to this Acknowledgement and Amendment of the Employment Agreement (the “Amendment”), effective as of January 1, 2010, as follows:
1. From and after January 1, 2010, the Executive hereby acknowledges that the Company is no longer obligated to provide to the Executive the Car Allowance.
2. The Executive hereby waives any right to the Car Allowance and discharges the Company from the obligation to provide the Car Allowance.
3. From and after January 1, 2010, the Company agrees to provide to Executive the Financial Services benefit, subject to any conditions specified by the Compensation Committee of the Company’s Board of Directors.
4. The Executive acknowledges that the Company’s ceasing to provide the Car Allowance does not constitute an involuntary termination or a constructive termination under the Employment Agreement.
5. The Executive and the Company hereby agree that the Employment Agreement is deemed to be amended and modified to affect the intent of this Amendment.
IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, on the dates indicated below, but effective as of January 1, 2010.

EXECUTIVE	PRIDE INTERNATIONAL, INC.

Lonnie D. Bane Name (please print)	By:	/s/ Brady K. Long Name: Brady K. Long
Title: Vice President, General Counsel & Secretary

/s/ Lonnie D. Bane
Executive’s Signature		Date: April 14, 2010
Date: March 15, 2010